Exhibit 10.25

Draft: June 26, 2025

SHARPLINK GAMING, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Non-employee members of the board of directors (the “Board”) of SharpLink Gaming, Inc. (the “Company”) shall receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). The Board has adopted this Program effective as of June 1, 2025 (the “Effective Date”). The cash and equity compensation described in this Program shall be paid or be granted, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company and (each, a “Non-Employee Director”), unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. The Board may amend, modify or terminate this Program at any time in its sole discretion.

1. Cash Compensation.

(a) Annual Retainers. Each Non-Employee Director shall receive an annual cash retainer of $75,000 for service on the Board.

(b) Additional Annual Retainers. Each Non-Employee Director shall receive the following additional annual cash retainers, as applicable:

(i) Chairperson of the Board. A Non-Employee Director serving as Chairperson of the Board shall receive an additional annual retainer of $90,000 for such service.

(ii) Lead Independent Director. A Non-Employee Director serving as Lead Independent Director, if any, shall receive an additional annual retainer of $35,000 for such service.

(iii) Audit Committee. A Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $20,000 for such service. A Non-Employee Director serving as a member of the Audit Committee (other than the Chairperson) shall receive an additional annual retainer of $10,000 for such service.

(iv) Compensation Committee. A Non-Employee Director serving as Chairperson of the Compensation Committee shall receive an additional annual retainer of $15,000 for such service. A Non-Employee Director serving as a member of the Compensation Committee (other than the Chairperson) shall receive an additional annual retainer of $7,500 for such service.

(v) Cryptocurrency and Technology Committee. A Non-Employee Director serving as Chairperson of the Cryptocurrency and Technology Committee shall receive an additional annual retainer of $10,000 for such service. A Non-Employee Director serving as a member of the Cryptocurrency and Technology Committee (other than the Chairperson) shall receive an additional annual retainer of $5,000 for such service.

(vi) Nominating and Corporate Governance Committee. A Non-Employee Director serving as Chairperson of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $10,000 for such service. A Non-Employee Director serving as a member of the Nominating and Corporate Governance Committee (other than the Chairperson) shall receive an additional annual retainer of $5,000 for such service.

(vii) Investment Committee. A Non-Employee Director serving as Chairperson of the Investment Committee shall receive an additional annual retainer of $10,000 for such service. A Non-Employee Director serving as a member of the Investment Committee (other than the Chairperson) shall receive an additional annual retainer of $5,000 for such service.

(c) Payment of Retainers. The annual retainers described in Sections 1(a) and 1(b) shall be earned each calendar month and shall be paid by the Company in arrears not later than the fifteenth day following the end of each calendar month. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section 1(b), for an entire calendar month, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar month during which he or she actually served as a Non-Employee Director, or in such position, as applicable.

2. Equity Compensation. Non-Employee Directors shall be granted the equity awards described below. The equity awards shall be granted under and shall be subject to the terms and conditions of the Company’s 2023 Equity Incentive Plan, as amended from time-to-time, or its successor (the “Equity Plan”) and the form of award agreement previously approved by the Board for use thereunder.

(a) Annual Awards. A Non-Employee Director who is serving on the Board as of the date of any annual meeting of the Company’s stockholders after the Effective Date, and who will continue to serve as a Non-Employee Director immediately following such meeting, shall automatically be granted on the date of such annual meeting, without further action of the Board, a restricted stock unit award with a value equal to $75,000, which shall be converted to a number of shares (rounded down to the nearest whole share) by dividing (x) the award value, by (y) the average closing per-share price of the Company’s common stock for the 30 trading days immediately preceding the date of grant (the “Annual Award”). In the event of an adjournment or postponement of any annual meeting following the time such meeting commences, the date of the annual meeting for purposes of this Section 2(a) shall be the date on which all the business to be conducted at the annual meeting is concluded.

(b) Vesting. Each Annual Award shall vest and become exercisable on the earlier of (i) the first anniversary of the date of grant, or (ii) the date immediately prior to the next annual meeting of the Company’s stockholders following the date of grant, subject to the Non-Employee Director continuing in service on the Board through such vesting date. Unless the Board otherwise determines, no portion of an Annual Award which is unvested at the time of a Non-Employee Director’s termination of service on the Board shall become vested thereafter.

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